Exhibit 99.3

China Clean Energy Inc.

Contact: China Clean Energy Inc. William Chen, CFO Email: william.chen@chinacleanenergyinc.com Website: http://www.chinacleanenergyinc.com	CCG Investor Relations Inc. David Rudnick, Account Manager Telephone: +1(646) 626-4172 Email: david.rudnick@ccgir.com

FOR IMMEDIATE RELEASE

China Clean Energy Announces $1 Million Share Repurchase Program

Fuqing City, China – May 16, 2011 - China Clean Energy Inc. (OTC QB: CCGY) (“China Clean Energy” or the “Company”), a producer of biodiesel fuel and environmentally-friendly specialty-chemical products made from renewable resources, announced that its Board of Directors has authorized the repurchase of up to $1 million of its outstanding common shares between now and May 16, 2012, subject to market and other conditions.  Under this plan, the Company can repurchase shares from time to time for cash in open market purchases in accordance with applicable federal securities laws.

“We have strong confidence in the long-term growth prospects of our company and believe that current market conditions and our strong financial position makes this repurchase program an attractive use of available funds at this time,” said Mr. Tai-ming Ou, China Clean Energy's Chairman and CEO.

The timing and the number of shares repurchased will depend upon a variety of factors, such as the price, corporate and regulatory requirements, alternative investment opportunities and other market and economic conditions.  China Clean Energy will fund the purchases from its available cash balances.  This share repurchase program may be modified, suspended, terminated or extended by the Company at any time without notice.

About China Clean Energy

China Clean Energy, through its wholly-owned subsidiaries, Fujian Zhongde Technology Co., Ltd. and Fujian Zhongde Energy Co., Ltd, is engaged in the development, manufacturing, and distribution of biodiesel and specialty chemical products made from renewable resources. For additional information please visit: http://www.chinacleanenergyinc.com

Safe Harbor Statement

This announcement contains forward-looking statements. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the effectiveness, profitability, and the marketability of the Company's products; the future trading of the common stock of the Company; the ability of the Company to capitalize on its expanded production capacity; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that the Company's expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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